EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-133848 on Form S-8 and No. 333-61393 on Form S-8 of our reports dated February 20, 2009, relating to the financial statements and financial statement schedule of North American Galvanizing & Coatings, Inc. (formerly Kinark Corporation), and the effectiveness of North American Galvanizing & Coatings, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of North American Galvanizing & Coatings, Inc. for the year ended December 31, 2008.

DELOITTE & TOUCHE LLP
Tulsa, Oklahoma
February 20, 2009